EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
SCBT Financial Corporation

We consent to the incorporation by reference in the registration statements (File No. 333-26029, File No. 333-103708, File No. 333-26031, File No. 333-33092, File No. 333-90014, File No. 333-115919, File No. 333-86922, and File No. 333-103707) on Forms S-8 and File No. 333-155208 on Form S-3 of our report, dated March 17, 2008, related to the consolidated balance sheet of SCBT Financial Corporation as of December 31, 2007, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the two year period then ended, which report appears in SCBT Financial Corporation's annual report on Form 10-K for the year ended December 31, 2008.

/s/ J.W. Hunt and Company, LLP J.W. Hunt and Company, LLP
Columbia, South Carolina March 16, 2009